Exhibit 99.2

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Hires Healthcare Industry Veteran Sam Trujillo as

Executive Vice President of Marketing

MOUNTAIN VIEW, Calif., January 6, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today announced the hiring of healthcare industry veteran Sam Trujillo to the newly created position of Executive Vice President of Marketing, effective immediately. Mr. Trujillo reports to Mark Sieczkarek, the Company’s President and Chief Executive Officer.

Mr. Trujillo joins Conceptus with nearly 30 years experience in global pharmaceutical and medical device marketing, including new product commercialization, consumer brand creation and management, and strategy development and implementation. His experience includes management positions with Bayer Healthcare, Schering-Plough, Novartis, Warner-Lambert and Procter & Gamble, and spans women’s healthcare as well as respiratory, oncology, cardiovascular and personal care products.

Most recently, Mr. Trujillo was with Bayer Healthcare Pharmaceuticals from 2006 to 2010. For much of this time, he was Director of Women’s Healthcare, Consumer Marketing, responsible for contraceptive products, among others, including the YAZ® combination oral contraceptive and the Mirena® intrauterine contraceptive device. Medical Marketing and Media magazine recognized him as a “top six marketer” in 2009 based on the success of the launch of YAZ®.

Prior to Bayer, from 2004 to 2006 Mr. Trujillo was Director of Respiratory Marketing at Schering-Plough Pharmaceuticals Division, where he re-launched the NASONEX® nasal spray brand, winning several marketing and advertising awards for the NASONEX® “bee” campaign. Over the years, Mr. Trujillo has also managed such blockbuster products as Adderall®, Zantac-75®, Zometa®, Benadryl®, Crest®, Always® and Metamucil®.

“We are delighted to welcome such an accomplished marketing executive to our team. Sam’s role will be to build on our consumer and professional marketing achievements and bring additional strategies, with the goal of accelerating Essure revenues and awareness worldwide,” said Mr. Sieczkarek. “We look to Sam’s extensive and proven marketing and branding leadership to further improve Essure’s positioning in the marketplace.”

Mr. Trujillo holds a BS degree from the University of New Mexico and an MBA from Pepperdine University. He is a frequent speaker on marketing and branding topics nationwide.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with nearly 500,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at
1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding the effectiveness of new marketing personnel, expected improvements in the positioning of the Essure procedure worldwide and the goal of increasing revenues. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, the effect of regulations promulgated pursuant to the Health Care Reform Act, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

CC-2593 05JAN11F

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